UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549-1004

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 10, 2012

HERTZ GLOBAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	001-33139 (Commission File Number)	20-3530539 (I.R.S. Employer Identification No.)

225 Brae Boulevard

Park Ridge, New Jersey 07656-0713

(Address of principal executive
offices, including zip code)

(201) 307-2000

(Registrant’s telephone number,
including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17-CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS

On December 10, 2012, Hertz Global Holdings, Inc. (“Hertz Holdings”) announced the sale of an aggregate of 50,000,000 shares of common stock of Hertz Holdings by investment funds associated with Clayton, Dubilier & Rice, LLC, The Carlyle Group and BofA Merrill Lynch in a registered public offering of those shares (the “Offering”).  The shares are being sold on a pro rata basis by these investment funds, which are existing stockholders of Hertz Holdings, in accordance with their current ownership interests.  Following the Offering, these investment funds will continue to beneficially own an aggregate of approximately 110 million shares, or approximately 26% in the aggregate, of Hertz Holdings’ outstanding common stock, calculated on an undiluted basis. The total number of outstanding shares of Hertz Holdings’ common stock will not change as a result of the Offering.  Hertz Holdings will not receive any proceeds from the Offering.

The last reported sale price of Hertz Holdings’ common stock on December 7, 2012 was $16.10 per share.

Hertz Holdings is disclosing the following additional information in this Item 8.01 in connection with the Offering:

Acquisition of Dollar Thrifty

On November 19, 2012, Hertz Holdings, the indirect parent company of the Hertz Corporation (“Hertz”), completed its acquisition of Dollar Thrifty Automotive Group, Inc. (“Dollar Thrifty”) pursuant to the terms of the Agreement and Plan of Merger, dated as of August 26, 2012 (the “Merger Agreement”), with Dollar Thrifty and HDTMS, Inc. (“Merger Sub”), a wholly-owned subsidiary of Hertz.  In accordance with the terms of the Merger Agreement, Merger Sub completed a tender offer in which it purchased a majority of the shares of Dollar Thrifty common stock then outstanding at a price equal to $87.50 per share in cash.  Merger Sub subsequently acquired the remaining shares of Dollar Thrifty common stock by means of a short-form merger in which such shares were converted into the right to receive the same $87.50 per share in cash paid in the tender offer.  After taking into account Hertz Holdings’ use of approximately $400 million of cash and cash equivalents available from Dollar Thrifty, the purchase price for Dollar Thrifty’s common stock was approximately $2.1 billion.  As a condition of the Merger Agreement, and pursuant to a divestiture agreement reached with the Federal Trade Commission, Hertz is required to (i) divest its Simply Wheelz subsidiary, which owns and operates the Advantage brand, (ii) secure for the buyer of Advantage, Adreca Holdings, Corp., a subsidiary of Macquarie Capital which is expected to be operated by Franchise Services of North America Inc. (the “Advantage Buyer”), certain on-airport car rental concessions, and (iii) secure for the Advantage Buyer or, in certain cases, one or more other Federal Trade Commission-approved buyers, certain additional on-airport car rental concessions.  Dollar Thrifty is now a wholly-owned subsidiary of Hertz.

As of September 30, 2012, Dollar Thrifty had approximately 280 corporate locations in the United States and Canada, with approximately 5,900 employees located mainly in North America.  In addition to its corporate operations, Dollar Thrifty had approximately 1,300 franchise locations in 82 countries.  For the year ended December 31, 2011 and the nine months ended September 30, 2012, Dollar Thrifty had total revenues of approximately $1.5 billion and $1.2 billion, respectively.

On a pro forma basis after giving effect to (i) the acquisition of Donlen Corporation by Hertz in September 2011, (ii) the acquisition of Dollar Thrifty, (iii) the proposed sale of Advantage, certain Dollar Thrifty assets and certain on-airport car rental concessions to the Advantage Buyer, (iv) the proposed divestiture of certain additional on-airport car rental concessions to the Advantage Buyer or, in certain cases, one or more other Federal Trade Commission-approved buyers, and (v) the issuance of $700 million of 2020 Notes (as defined below) and $500 million of 2022 Notes (as defined below), and the incurrence of $750 million in Incremental Term Loans (as defined below) to fund the acquisition of Dollar Thrifty, in each case, as if they had occurred on January 1, 2011, our estimated pro forma total combined revenues, combined net income and combined diluted earnings per share for the year ended December 31, 2011 would have been approximately $9.8 billion, $349.8 million and $0.79 per share, respectively, and our estimated pro forma total combined revenues, combined net income and combined diluted earnings per share for the nine months ended September 30, 2012 would have been approximately $7.7 billion,

$361.5 million and $0.81 per share, respectively.  On a pro forma basis after giving effect to (i) the acquisition of Dollar Thrifty, (ii) the proposed sale of Advantage, certain Dollar Thrifty assets and certain on-airport car rental concessions to the Advantage Buyer, (iii) the proposed divestiture of certain additional on-airport car rental concessions to the Advantage Buyer or, in certain cases, one or more other Federal Trade Commission-approved buyers, and (iv) the issuance of $700 million of 2020 Notes and $500 million of 2022 Notes, and the incurrence of $750 million in Incremental Term Loans to fund the acquisition of Dollar Thrifty, in each case, as if they had occurred on September 30, 2012, our estimated pro forma total combined assets and total combined outstanding debt as of September 30, 2012 would have been approximately $23.8 billion and $16.2 billion, respectively.

The pro forma financial information above has been prepared using guidance in Article 11 of Regulation S-X under the Securities Exchange Act of 1934, as amended, and reflects the acquisition method of accounting under accounting principles generally accepted in the United States, and is subject to change and interpretation. Acquisition accounting is dependent upon certain valuations and other studies that have not yet begun or are not yet completed at the time of the preparation of this report. It is likely that the actual adjustments reflected in the final acquisition accounting, which will consider additional information as it becomes available, will differ from the pro forma adjustments used to prepare the pro forma financial information presented above and such differences could have a material impact on the pro forma financial information.  The pro forma financial information also does not give effect to certain one-time charges that Hertz Holdings and Dollar Thrifty incurred or will incur in connection with the acquisition of Dollar Thrifty.  Accordingly, the pro forma financial information set forth above has been presented for informational purposes only.  The pro forma financial information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the applicable transactions been completed as of the dates indicated. In addition, the pro forma financial information does not purport to project the future financial position or operating results of the combined company.

We derived the following information from Dollar Thrifty’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2011, and unaudited consolidated financial statements as of September 30, 2012 and for the nine months ended September 30, 2012.  The summary consolidated statements of operations data for the nine months ended September 30, 2012, and the consolidated balance sheet data as of September 30, 2012, are unaudited but include, in the opinion of Dollar Thrifty’s management, all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of such data. Results for the nine months ended September 30, 2012 are not necessarily indicative of the results that may be expected for any other interim periods or for the year as a whole.

	Dollar Thrifty	Dollar Thrifty
	Year Ended December 31,	Nine Months Ended September 30,
	2011	2012
		(Unaudited)
	(In thousands)
Statements of Operations Data:
Revenues:
Vehicle rentals	$1,484,324	$1,160,322
Other	64,604	51,928
Total revenues	1,548,928	1,212,250
Costs and Expenses:
Direct vehicle and operating	751,468	596,463
Vehicle depreciation and lease charges, net	270,957	188,368
Selling, general and administrative	191,043	147,479
Interest expense, net of interest income	77,462	44,601
Total costs and expenses	1,290,930	976,911
(Increase) decrease in fair value of derivatives	(3,244)	525
Income before income taxes	261,242	234,814
Income tax expense	101,692	89,516
Net income	$159,550	$145,298

	December 31, 2011	September 30, 2012
		(Unaudited)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$508,648	$456,869	(1)
Restricted cash and investments	353,265	250,144
Revenue-earning vehicles, net	1,467,835	1,875,607
Total assets	2,615,666	2,884,595
Debt and other obligations	1,399,955	1,481,137
Total liabilities	2,007,994	2,140,354

(1) Does not reflect the use of approximately $400 million of cash and cash equivalents made available by Dollar Thrifty to Hertz Holdings that was used to partially finance the acquisition of Dollar Thrifty.

Issuance of the 2020 Notes and the 2022 Notes

On October 16, 2012, HDTFS, Inc., a wholly owned subsidiary of Hertz (the “Escrow Issuer”), issued $700 million in aggregate principal amount of 5.875% Senior Notes due 2020 (the “2020 Notes”) and $500 million in aggregate principal amount of 6.250% Senior Notes due 2022 (the “2022 Notes”), each in a private offering exempt from the registration requirements of the Securities Act of 1933, as amended. The proceeds from this issuance were placed in escrow pending consummation of the acquisition of Dollar Thrifty. Contemporaneously with the consummation of the acquisition of Dollar Thrifty, the proceeds from the issuance were released from escrow, the Escrow Issuer merged with and into Hertz, with Hertz continuing as the surviving entity, and Hertz assumed the Escrow Issuer’s obligations under the 2020 Notes and the 2022 Notes. The proceeds of this issuance were used to: (i) finance a portion of the consideration in connection with the acquisition of Dollar Thrifty, (ii) pay off existing indebtedness and other obligations of Dollar Thrifty and its subsidiaries in connection with the acquisition of Dollar Thrifty and (iii) pay fees and other transaction expenses in connection with the acquisition of Dollar Thrifty and related financing transactions.

Incremental Term Loans

On October 9, 2012, Hertz entered into an Incremental Commitment Amendment to its March 2011 credit agreement, which had provided for a $1,400.0 million secured term loan facility (the “Senior Term Facility”).  The Incremental Commitment Amendment increased the amount available under the Senior Term Facility by providing for commitments for an additional $750.0 million of incremental terms loans (the “Incremental Term Loans”) under the Senior Term Facility. The Incremental Term Loans are secured by the same collateral and guaranteed by the same guarantors as the existing term loans under the Senior Term Facility.  The Incremental Term Loans will, like the existing term loans under the Senior Term Facility, mature on March 11, 2018 and the interest rate per annum applicable thereto is the same as such existing term loans. Contemporaneously with the consummation of the acquisition of Dollar Thrifty, the Incremental Term Loans were fully drawn and the proceeds therefrom were used to: (i) finance a portion of the consideration in connection with the acquisition of Dollar Thrifty, (ii) pay off existing indebtedness and other obligations of Dollar Thrifty and its subsidiaries in connection with the acquisition of Dollar Thrifty and (iii) pay fees and other transaction expenses in connection with the acquisition of Dollar Thrifty and related financing transactions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERTZ GLOBAL HOLDINGS, INC. (Registrant)

Date: December 10, 2012	By:	/s/ Elyse Douglas
	Name:	Elyse Douglas
	Title:	Executive Vice President and Chief Financial Officer